Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.6

TERMS AND CONDITIONS FOR WORLDWIDE

ACCEPTANCE OF THE AMERICAN EXPRESS CARD BY AIRLINES

between

SPIRIT AIRLINES, INCORPORATED

            print or type name

            print or type full corporate name (if different)

UNITED STATES

country of incorporation

18121 EAST EIGHT MILE ROAD, EASTPOINTE, MI 48021

principal place of business (city and country)

and

AMERICAN EXPRESS

TRAVEL RELATED SERVICES COMPANY, INC.

            9/4/98

print or type effective date

GLOSSARY

(page numbers indicate where term is defined or first used)

“Agent”: a ticket, travel or general sales agent or other agent, not an employee of yours, whom you have duly appointed to act as your agent (p.1)

“Air Transport”: defined in Section 1 (p.1)

“American Express Format”: the American Express Airline Industry Submission Standard Format, as amended by us from time to time (Schedule II, Section 5.D, p.II-3)

“APC”: agency processing center or other central facility for processing charges outside the U.S. (p.4)

“ARC”: Airline Reporting Corporation (p.4)

“Authorization”: defined in Schedule II, Section 4.A (p.II-2)

“Card Service”: the service we and our subsidiaries and affiliates provide for businesses to accept the Card for the purchase by Cardmembers of goods and services (p.3)

“Card”: Cards and other payment devices or accounts issued by us or any of our subsidiaries, affiliates or the licensees or representatives of any of the foregoing worldwide (p.1)

“Cardmember”: the person in whose name a currently valid Card is issued (p.1)

“Carrier”: means you, the airline signing this Agreement (p.1)

“Carrier Affiliate Group”: licensed passenger air transport carriers with which you have shared designator code agreements and written franchise or similar agreements where by such carriers (a) operate under a trade name and logo owned by you; (b) hold themselves out to the public as being affiliated with you; (c) utilize ticket stock bearing your name and identifying number; and (d) are required to comply with operational and customer service standards prescribed by you (p.1)

“Charge”: a single purchase or series of purchases with the Card of one or more Air Transport tickets or other goods or services permitted by this Agreement at any one location of Carrier or Agent made at substantially the same time (p.1)

“Charge Record”: defined in Schedule II, Section 3.A (p.II-1)

“Coupon Book”: a coupon book or pass or other similar product where the customer pays in advance for a series of goods or services to be provided in the future (p.1)

“Credit”: a refund due to a Cardmember for a Charge made, issued as described in Schedule II, Section 8 (p.II-4)

“Credit Record”: the means to record the issuing of Credits which has been agreed upon by you and us: defined in Schedule II, Section 8.B (p.II-4)

“Discount”: the percentage applied to the amount of a Charge to calculate the deduction from that Charge as payment to us (p.1)

“Disputed Charge”: a claim, complaint or question about any Charge (Schedule II, Section 9, p.II-4)

“Electronic Authorization”: Authorization obtained as described in Section 4.B of Schedule II (p.II-2)

“Extended Payment”: any product or ours (other than the Optima Card and other revolving credit card products) which allows the user to make a purchase on an extended payment basis, whether by installments or otherwise; goes by different names in different countries: defined in Schedule II, Section 2.C (p.II-1)

“Full Recourse”: our right in certain circumstances to reimbursement from you for payments we have made to you for a Charge. Instances where we cane exercise Full Recourse are set forth in Section 6 of the main part of this Agreement (p.2)

“Net Annual Worldwide Volume of Charges”: the aggregate of Charges worldwide received and accepted by us from you and Agents under this Agreement during the calendar year, less Credits, adjustments, and amounts deducted pursuant to our right to Full Recourse (Schedule I, Section 1)

“Related Services”: defined in Section 1 (p.1)

“Speed of Pay”: the frequency of payment for Charges you submit; available plans are described in Schedule I

“Transmission”: the electronic submission of Charge and Credit data (Schedule II, Section 2.C and 5.D, p.II-1 and II-3).

“we”: American Express Travel Related Services Company, Inc. Includes “us”, “our” and “ours” (p.1)

“you”: the airline signing this Agreement; also referred to as “Carrier”. Includes “your” and “yours” (p.1)

TERMS AND CONDITIONS

FOR WORLDWIDE ACCEPTANCE

OF THE AMERICAN EXPRESS® CARD

–AIRLINES–

Welcome and thank you for your interest in accepting the American Express Card. We have tried to make the process as easy as possible. These terms and conditions and schedules attached hereto constitute the Agreement between you and us for acceptance of the American Express Card.1

1.	SCOPE OF THIS AGREEMENT

A. By this Agreement, you agree to permit Cardmembers to make purchases for Air Transport and Related Services with the Card wherever you offer these services worldwide.

B. “Air Transport” means

•	scheduled passenger air transport over Carrier’s lines and incidental air transport over the lines of other carriers consistent with industry interlining standards

•	land or sea arrangements in connection with the purchase of tours from Carrier which include air transport as described above

•	excess baggage and baggage freight charges

•	private charters (where permitted by law)

[1]	Some terms are defined as they appear but for quick reference see the Glossary. Other parts of this Agreement are:
•	Schedule I—Discount and Speed of Pay
•	Schedule II—Operational and Other Procedures
•	governmental fees and taxes relating to any of the above

C. “Related Services” mean:

•	courier/package/air cargo services

•	duty-free goods sold on Carrier’s international flights

•	membership fees (dues, initiation fees, and the like) for Carrier’s passenger air club/lounge

•	any fees related to Carrier’s frequent flyer or similar program

•	in-flight games/other non-gambling in-flight entertainment

•	all government fees and taxes relating to any of the above

D. Without our written consent you may not accept the Card for (1) any good or service not listed above or (2) advance sales using Coupon Books.

E. This Agreement covers only you, your Carrier Affiliate Group (you will give us a complete list and updates as they occur, which will become part of this Agreement) and your Agents. It does not cover any other airline or company. You are solely responsible for financial arrangements and for settling with each member of your Carrier Affiliate Group and with Agents.

(1)	Carrier Affiliate Group. The obligation to accept Cards under this Agreement applies to members of your Carrier Affiliate Group. You are financially and otherwise liable to us for ensuring the compliance by each such member with all the terms and conditions of this Agreement.

(2)	Agents. You agree to use best efforts to cause each Agent to (a) accept Cards at all worldwide locations of Agent in the same manner and on the same terms and conditions as are applicable to your acceptance of Cards under this Agreement, and (b) comply with all other provisions of this Agreement with respect to Charges.

2.	*****

*****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission

3.	HOW TO ACCEPT THE CARD

The procedures for accepting the Card are described in Schedule II. It is important that Agents and all your sales personnel interacting with customers be fully familiar with these procedures.

4.	SENDING CHARGES TO US

Purchases made with the Card must be submitted to us in the country where the Charge was made (unless we agree otherwise in writing). The submission procedures are described in Schedule II.

5.	PAYMENT FOR CHARGES

We will pay you for Charges prepared and submitted in accordance with this Agreement at a price equal to *****

6.	FULL RECOURSE

“Full Recourse” means we are entitled to reimbursement from you for the full amount of a Charge. To recover such amounts, we have the right to offset, recoup and deduct the same from payments due to you or from your bank account (if you have an electronic pay arrangement with us), or to invoice you, in which case you agree to pay us within 10 days after your receipt of our invoice. In the United States, we will retain the Discount with regard to Charges for which we exercise our right to Full Recourse and we reserve our right to establish such policy in other areas of the world. We have the right to Full Recourse in the following situations:

•	failure to obtain Authorization for a Charge in accordance with Schedule II, Section 4

•	splitting a Charge into two or more Charges to avoid obtaining Authorization

•	failure to conform with our procedures and specifications when accepting, preparing or submitting a Charge or Credit, including failure to include all required information

•	failure to submit to us (1) a Charge within 30 days of the date the Charge was made or (2) a Credit within 7 days of issuance

•

failure to provide a substantive response within 25 days of your receipt from us of a Disputed Charge and resolve the dispute (as detailed in Section 9 of Schedule II), but in such case Full Recourse is only to the extent of the amount in dispute

•

if, notwithstanding your response, the Cardmember withholds payment and we believe, in good faith, that he or she has the right under law to do so, but in such case Full Recourse is only to the extent of the amount in dispute

•	if Cardmember disputes having made a Charge for which no signature was obtained on a Charge Record or where signature is only on file

•	If Cardmember disputes the authenticity of his/her signature on a Charge Record and provides us with a signed statement to that effect

•	failure to provide us with the original Charge or Credit Record or a copy within 25 days of your receipt of our request.

•

receipt by us of disproportionately high number of (1) Disputed Charges regarding you or (2) Charges without Authorization due to downtime of your systems, in each instance relative to your prior history or industry standards.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

•	failure by you to comply with respect to a Charge with any other term or condition of this Agreement.

7.	COMPLIANCE WITH LAWS

As a condition of this Agreement, you represent that you are and agree that you will remain

•

fully authorized and licensed by all necessary domestic and international governmental, industry and other authorities to provide Air Transport and other goods and services covered by this Agreement, and

•	in compliance with all local laws and regulations (including those relating to currency and foreign exchange) in each state, province and country where you fly or do business.

8.	TERM AND TERMINATION

A. This Agreement begins as of the date specified in the signature page below and shall continue for a period of ***** years unless terminated by either party upon ***** prior written notice to other, or as otherwise provided in this Agreement including but not limited to Section 8.B below.

B. If either party materially breaches its obligations under this Agreement, and fails to cure such breach within ***** after written notice from the other party specifying such breach, then such other party may, upon written notice, terminate this Agreement. Such cure period will not relieve the breaching party of any damages caused by its breach.

9.	MISCELLANEOUS

A. *****

B. Entire Agreement; Changes. This Agreement, including the Glossary, Schedules, and documents incorporated by reference, contains the entire agreement between the parties on the subject matter hereof and supersedes all prior agreements and understandings between them relating thereto. Except as provided elsewhere in this Agreement, we will give you at least 30 days prior written notice if there are any changes to the terms and conditions we use for the Card Service that will affect this Agreement including any changes to the Discount or other financial terms. If you do not agree with the announced changes, you may cancel this

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Agreement within such 30 days period by giving us written notice to us of at least 15 days. Otherwise, the announced changes will come into effect on the date we indicate and will amend this Agreement accordingly.

C. Governing Law. This Agreement shall be governed by and construed solely in accordance with the laws of the State of New York, USA, without giving effect to the conflict of laws principles of New York or any other jurisdiction.

D. Assignment; Ownership Change. Neither party may assign this Agreement, or any part thereof, including any right to payments from the other, without the prior written consent of such other party (which consistent will not be unreasonably withheld), except that in any country where the Card Service is provided by a subsidiary, affiliate or licensee of ours, we have the right to assign to such entity, without further notice or approval, the rights and obligations under this Agreement. We reserve the right to terminate this Agreement in the event of a merger or change of ownership or control of Carrier, and you agree to promptly notify us of any such event.

E. Authority to Sign; Acceptance of Terms. Each party represents it is legally authorized to enter into this Agreement and that the execution by the individual signing below will render this Agreement legally binding on such party. Carrier represents it is authorized to execute this Agreement on behalf of each member of the Carrier Affiliate Group. Irrespective of any execution of this Agreement, any Card acceptance in connection with your goods or services represents acceptance of the terms and conditions of this Agreement, as amended from time to time.

F. Notices. Notices under this Agreement must be in writing and will be deemed given upon receipt (but conclusive evidence by the sending party or having sent a notice will rebut any claim of non-receipt by the other party) at the address each party has given the other in writing for this purpose. Notices may be sent by any commercially acceptable means, except a notice sent by any commercially acceptable means, except a notice sent by fax or electronic mail will not be effective until recipient affirmatively acknowledges receipt. For a notice to us to be effective you must also send simultaneously a copy to: General Counsel, Airlines, American Express Travel Related Services Company, Inc., World Financial Center, New York, New York 10285-4910, USA. Either party may provide a different address in writing for sending or receiving Charges, Credits, payments and related correspondence.

G. Responsibility for agents and others. Each party is solely responsible for the acts and omissions of any agents, representatives, and other third parties it uses in connection with this Agreement. Members of your Affiliate Group, Agents, ARC, APCs, and processors you use will be deemed your agents or representatives, as the case may be, and not ours, and we will not be responsible for any errors, omissions, delays or losses caused by or arising from them.

H. Service/Trademarks. Neither party will use the trademarks, service marks, company names, logos or other proprietary designations of the other party without first obtaining the other party’s written consent, except that we may list you, members of your Affiliate Group and Agents when naming businesses that accept the Card.

I. Confidentiality. The parties agree to maintain this Agreement confidential. Neither party may use or disclose any confidential or proprietary information about the other which it gains in connection with this Agreement, except as necessary to fulfill its obligations hereunder or as required by law.

J. Indemnification. To the extent not prohibited by law, and excluding any consequential damages, each party agrees to indemnify and hold the other party harmless from and against any loss, claim, action, injury, liability, fine, penalty or expense (including attorneys’ costs) incurred by such party arising out or in connection with (1)

anything negligently, wrongfully or illegally done or omitted to be done by the indemnifying party, its agents or representatives (or the employees of any of the foregoing); or (2) the death or injury to any person or the loss of or damage to any property arising out of the provision by the indemnifying party or its agents or representatives (or the employees of any of the foregoing) of any service or the sale of any good.

K. Force Majeure; legal Compulsion; Immunity. If either party is hindered from performing any obligation due to force majeure, such party will notify the other party in writing and such obligation will be suspended during the continuance of such hindrance for a period of up to 60 days. If the hindrance continues after such date, the other party may, at its option, terminate this Agreement with 30 days written notice. The obligations of the parties, including the provision of the Card Service and payments thereunder, are subject to all applicable legal restrictions and governmental regulations and orders and the reasonable availability of applicable currencies. Neither party is responsible for any delays caused by any postal or banking system. The parties agree this Agreement and transactions under it constitute commercial activity. To the extent either party has or gains sovereign, diplomatic or other immunity, such party hereby irrevocably waives such immunity.

L. Rights; Delays. All rights and remedies of the parties are cumulative and not alternative and do not exclude any rights under law or in equity. A failure or delay by either party to enforce at any time any of its rights shall not be construed as a waiver thereof.

M. Saving Clause. If any provision of this Agreement is adjudicated invalid, illegal or unenforceable (“Challenged Provision”), such adjudication shall not affect the validity, legality or enforceability of any other provision. This Agreement shall then be construed as though such Challenged Provision will be replaced by a mutually acceptable valid provision which comes closest to the intentions of the parties underlying the Challenged Provision.

N. Survival. Each party’s rights and obligations under this Agreement with respect to a Charge or Credit will apply whether such Charge or Credit is processed by us before or after termination of this Agreement. Our rights to Full Recourse and each party’s rights and obligations under Sections C, E, I and J above shall survive termination of this Agreement.

O. Captions. The captions and headings of the sections and subsections herein are for reference convenience only and shall not be deemed to define or modify the provisions of this Agreement.

P. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.’

Q. Effective Date. The effective date of this Agreement is             9/4            , 1998.

SPIRIT AIRLINES, INCORPORATED

(“you”)

Spirit Airlines, Inc.

Full Corporate Name (if different) (print or type)

By:	/s/ John R. Severson
(signature)

Title	Vice President & CFO
(print or type)

AMERICAN EXPRESS TRAVEL RELATED SERVICES

COMPANY, INC. (“we”)

By:	/s/ David C. Horn
(signature)

Name	David C. Horn
(print or type)

Title	Pres. ESG
(print or type)

SCHEDULE I

DISCOUNT, SPEED AND MODE OF PAY

1. Discount Table. We will pay you for Charges in accordance with the following table. Based on your preceding calendar year’s Net Annual Worldwide Volume of Charges, we will review and make any necessary adjustments to your Discount effective as of April 1st of each year, beginning with the April 1st that follows the first full calendar year that this Agreement is in effect (in some countries we may use a different month). If your volume is above *****, a Discount reduction will apply if you use Electronic Authorization.

Discount Table*

*****

2. Speed of Pay. In countries where available you may choose from the following Speed of Pay plans (each excludes American Express non-business days).

*****

3. Mode of Pay. We will pay you electronically or, where we do not offer this service, by check. In some countries you may have to complete our local electronic pay agreement which may include fees, if any, associated with electronic pay locally. Currency and place of payment is as described in Schedule II, Section 6.

4. Alternate Terms. In addition to and withholding limiting other rights we have under this Agreement, we reserve the right to apply, with advance notice to you, a different Discount, Speed of Pay, or mode of pay for Charges in countries covered in the second footnote of Appendix A to Schedule II and for Related Services and Coupon Books. For Coupon Book Charges we also maintain a reserve from payments due you to protect against any possible non-delivery of the goods or services in question.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE II

OPERATIONAL AND OTHER PROCEDURES

1.	GENERAL

You agree to follow these and such other procedures relating to the Card Service as we may notify you of from time to time. In certain countries additional or different procedures may apply of which we will advise you.

2.	PROCEDURES FOR CARD ACCEPTANCE

A. In-Person Charges. When the Cardmember is physically present, you will accept Cards on the condition that:

•	the Card is being used within the valid dates embossed on the face of the Card

•	the Card is not visibly altered or mutilated

•	the Card bears the signature in the name of the person whose name is embossed on its face

•	you have not been notified by us of the cancellation or other invalidity of the Card

•	Authorization for the Charge has been received

•

the Charge Record is created as described in Section 3 below and is signed by the Cardmember with what appears, after reasonable inspection, to be the same signature as that written on the space for signature on the Card.

B. Other Charts. For all other Charges the following conditions will apply:

•	the Charge Record is created as required in Section 3 below and specifies if the Charge was made by mail, telephone, or automatic ticketing machine

•	Authorization for the Charge is obtained.

C. Extended Payment. Certain of our Cardmembers who have an Extended Payment arrangement with us may request to use when making a purchase for Air Transport (Related Services it may not be purchased with Extended Payment). You will have no liability if, without your knowledge, a Cardmember incorrectly identifies himself as having Extended Payment with us. You should not ask a Cardmember if he wishes to elect Extended Payment, but if he indicates he does, record the Cardmember’s election by an entry on the Charge Record and on the Transmission, if you submit electronically.

D. Future Technology. If in the future you use any ticketing or sales method not described in this Agreement, you agree to notify us in advance of implementation so that we can assess its feasibility for Card acceptance and determine what changes to our terms, conditions and procedures, if any, are needed.

3.	CREATING CHARGE RECORDS

A. Type of Charge Records. Whether or not you submit Charges to us electronically, you must create a record of each Charge using one of the following options (“Charge Records”):

•	our standard Record of Charge form

•	the current Standard Credit Card Charge form approved by the Air Traffic Conference of America, ARC, or the International Air Transport Association

•	any other record format we approve in advance

B. Creating Charge Records. The Charge Record must clearly state:

•	Cardmember’s name and passenger name (if not the Cardmember)

•	Card account number and Card validity dates

•	the date and the amount of the Charge approved by the Cardmember including any applicable taxes and fees

•	the Authorization number, except as provided in Section 4.B below

•	the ticket number and the origin and destination of each flight and class code or, if not a ticket, a description of the goods or services being purchased

•	Carrier’s and, if an Agent is involved, Agent’s name and the location where Charge is being made

•	Cardmember’s signature (if an in-person Charge)

•	If applicable, the election by Cardmember of Extended Payment

•	such other information reasonably required by us, which may vary by country.

C. Currency of Charges. Unless we agree otherwise in writing, Charges may be made only in the currency of the country in which the sale is made and may be submitted to us only in such currency. In Appendix A to this Schedule II are the currencies in which Charges may be made and submitted. We will notify you of any changes to this list. If you begin permitting your customers to make purchases in a currency not listed in Appendix A with any other charge or credit card or payment vehicle, you agree to notify us. If we agree, you will begin accepting Charges in such currency after you and we have added the currency to Appendix A and indicated agreement by initialing it.

D. Copy to Cardmember. You must give a copy of the Charge Record to the Cardmember at the time of the Charge or send it promptly to the Cardmember if not an in-person Charge.

4.	OBTAINING AUTHORIZATION

A. Authorization. You must obtain Authorization using the procedures described below for every Charge, regardless of amount (except as provided in B below). All Authorization requests must meet the Authorization Minimum Data Standards provided by us. If we provide Authorization, we will give you a number which you must indicate on the Charge Record and on the Transmission, if you submit electronically. “Authorization” simply means you have contacted us and we consent to your proceeding to the next step of the transaction, subject to your complying with all other terms of this Agreement. It is not a guarantee of payment or that the person making the Charge is the right Cardmember, and it does not cure any failure by you to comply with any part of this Agreement or impair any right to Full Recourse we may have with respect to that Charge.

B. Electronic Authorization. Where we make it available, you must obtain Authorization electronically for every Charge using a direct or indirect authorization link between (1) your computer system or other authorization terminal or electronic point of sale device and (2) our credit authorization system The only exception is if there is a technical access malfunction, in which case you must obtain telephone Authorization as described below for any Charge over ***** (or equivalent).

C. Telephone Authorization. Where we do not offer electronic Authorization, or during technical malfunction as described above, or where we agree otherwise in advance in writing, you must obtain Authorization for every Charge, regardless of amount, by telephoning the respective authorization center we designate around the world. Except where we have toll-free or “free” phone numbers, or calls are required due to a “please call” response, or “code 10” stolen card message, all such communications are at your expense, provided however, that in the United States we will charge you a fee of ***** (subject to change at Amex’s discretion) for each

Authorization request by telephone, and may notify you of a similar charge which you will pay in other areas of the world.

D. In-Flight Charges. Until we offer satellite or other in-flight Authorization capability, you do not need prior Authorization for in-flight Charges permitted under this Agreement. However, within 24 hours after termination of a flight on which Charges have been made, you must get Authorization as described above for each such Charge.

E. Private Charter Charges. For Charges for private charters (where all or most of the charter is being paid with the Card) you must obtain Authorization at the time the request to pay with the Card is made and, if more than 30 days pass between such time and the time of the flight, again on the day of the flight.

5.	SUBMITTING CHARGES

A. Charges Must Be Submitted. Charges must be submitted to us (in the country where the Charges were made) and you will not invoice any Cardmember directly for any purchase made with the Card. If you receive payment from a Cardmember for a purchase made with the Card, you agree to promptly endorse and forward such payment to us. Charges from members of your Carrier Affiliate Group may be submitted to us by you or directly by such members.

B. Use of Establishment Numbers. We will assign you unique service establishment numbers which you, members of your Carrier Affiliate Group, and Agents must use as instructed by us for submission of Charges and Credits.

C. Frequency. A Charge must be submitted to us no later than 30 days after the Charge was made, provided that Charges for private charters (i.e. where the Card is being used to pay for all or most of the charter) may not be submitted until the service has been fully completed (e.g. if the Charge covers a round trip, the Charge must be submitted immediately after completion of the return flight and not before).

D. Electronic Submission. Where we make it available, you must submit Charge and Credit Data electronically (“Transmission”). Agents in the U.S. will submit via Transmission through ARC or its successor, and Agents outside the U.S. will do the same through the appropriate APC. Transmissions must:

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

•	comply with the local American Express Format, as amended from time to time, which we will provide you

•

include all information identified as “required” in such format and, if available, all information identified as “optional”. The Transmission must include any other additional information that is or may be required by applicable law or that may be mutually agreed upon

•	be sent to us at such location as we designate

Note: If a Transmission is received by us on one of our non-business days or after our close of business on one of our business days, the Transmission will be deemed received on our next business day.

E. Tape and Paper Submissions. Where we do not offer electronic submission, or where we agree otherwise in advance in writing, you may submit Charges and Credits to us using magnetic tapes or on paper. Magnetic tapes must conform to the requirements of Transmissions set out in Paragraph D above. Paper submissions must be batched as described in Section F below and sent to such address as we notify you, along with a Summary Form (provided by us), as often as possible, but at least weekly. In case of sales by Agents, paper submissions must be sent to such address as you instruct them or to the appropriate central processing facility (ARC in the U.S. or an APC outside the U.S.).

F. Sorting and Batching of Paper Charges. Charges submitted on paper must be sorted, batched, summarized and submitted separately to us as follows:

•	Charges incurred in each currency listed in Appendix A to this Schedule II.

•

Charges incurred in any other currency (we are not obliged to accept such Charges but to the extent we do it is fully at our discretion and will not create any obligation to accept such Charges in the future)

•	all Charges on Extended Payment

•	all Charges for Related Services

•	each batch may contain no more than 150 Charge Records

•

each batch must be accompanied by a Summary Form on which must be prominently indicated the gross amount and number of Charges, the currency, Carrier’s name, and your assigned service establishment number.

G. Providing Charge/Credit Records for Past Charges. Whether you submit Charges and Credits electronically or on magnetic tape or paper, you (and ARC and each APC) should retain all original Charge and Credit Records, or a copy thereof, for a period of at least 24 months from the date the Charge is made or the Credit is issued. If during this period we request and do not receive the original Charge or Credit Record or a copy within 25 days of your receipt of our request, we will have the right to Full Recourse for the Charge.

H. Third Party Processors. If you wish to use a processor for obtaining Authorizations or submitting Charges and Credits to us, such processor must be authorized by us in advance and, in countries where we require it, enter into local standard agreement for this purpose.

I. Validity of Charges. By submitting a Charge to us you represent and warrant that (1) it is only for a carrier permitted to participate in the Card Service under this Agreement, (2) it is the result of a bona fide sale of goods or services to a Cardmember, (3) the amount shown on the Charge Record represents the true value of the goods or services approved by such Cardmember, and (4) it is being sent to us free and clear of any liens, pledges, claims and encumbrances. Any breach of this provision constitutes a material breach of this Agreement.

6.	PAYING YOU FOR CHARGES

a. Mode of Pay. We will pay you electronically or, where we do not offer this service, by check. Where payment is made by check, in selected countries you may be required to collect your check at a designated Amex location.

B. Location and Frequency. We will pay you for Charges in the country in which you submit such Charges at such local bank account or address as you instruct us in writing in accordance with the Speed of Pay applicable to you there.

C. Currency of Payment. We will pay you for Charges in the currency in which the Charges were submitted to us, or at our discretion in U.S. dollars.

D. Currency Conversions. Currency conversions we make will be as of the date we process the item in question or at such other date as we may notify you. Unless required otherwise by law, we will use an exchange rate based on quotes we receive from major financial institutions.

7.	RECONCILING SUBMISSIONS

If our reconciliation of your submissions

Identifies an error (e.g. incorrect calculations, inclusion of another company’s charge records, etc.) the following procedures will be followed:

•	the adjustments will be calculated in the currency in which the Charges were submitted

•	if monies are due you, we will add the amount to subsequent payments due to you

•

if monies are due to us, we will deduct the amount due from your bank account (if you have an electronic pay arrangement with us) or from payments due to you, or we will invoice you for it; if you request, we will provide you with substantiating documentation

8.	REFUNDING CARDMEMBERS: CREDIT

A. No Cash Refunds. When a Cardmember is due a refund for a Charge, you will issue a credit promptly to his/her Card account as described below (“Credit”) and not give any cash refunds.

B. Creating Credit Records. Whether or not you submit Credits electronically, you must create a record of each Credit using a credit record agreed upon by you and us (“Credit Record”), a copy of which you will give or send to the Cardmember at the time of refund. Credits must be prepared in the currency in which the original Charge was submitted to us.

C. Submitting Credits. A Credit must be submitted to us promptly but no later than 7 days after the Credit is issued. Credits must be sent via Transmission except where we do not offer electronic submission in which case you may send Credits by magnetic tape or paper. Credit Records sent on paper must be batched by currency and submitted with a separate Summary of Credits.

D. Processing of Credits by Us. Upon receipt of a Credit we will deduct an amount equal to such Credit, minus the applicable Discount, from your bank account (if you have an electronic pay arrangement with us) or from payments due to you, or we will invoice you for it.

E. Conversions by You. If we allow you to do currency conversions for any Charge, such consent must be in advance in writing and any Credit issued with regard to such Charge must be done at the same exchange rate used for the Charge.

9.	DISPUTED CHARGES

A. Responding to Inquiries. If we contact you regarding a claim, complaint or question about any Charge (“Disputed Charge”), you agree to respond to us in writing or electronically within 25 days of your receipt of our request. If by then you have not fully resolved the Disputed Charge or provided us with a written substantive response which enables us to resolve the Disputed Charge or respond to the Cardmember as required by law, we will have the right to Full Recourse for the amount in dispute.

B. Cardmember Rights under Law. If a Cardmember, despite your reply within or after the 25 day period, continue to withhold payment for the Disputed Charge and we believe, in good faith, that the Cardmember has the right under applicable law to withhold such payment, then we will have Full Recourse for the amount in dispute.

C. Disproportionate Disputed Charges. In addition, if we are receiving a disproportionate number of Disputed Charges or Charges without Authorization due to downtime of your systems, we will have the right to Full Recourse with respect to all such Charges irrespective of the time periods specified above, and we may withhold additional amounts from payments due you as reserve to protect against future Disputed Charges.

D. Delayed Disputed Charges. As a courtesy to you, and without prejudice to our rights, if a Disputed Charge arises more than 12 months after the Charge was posted to the Cardmember’s account, our normal practice is not to send it to you, unless we believe it may involve any fraud or intentional wrongdoing on your part or unless you agree to accept it. We reserve the right to change this practice with respect to you if it results in unacceptable losses or customer dissatisfaction. For the avoidance of doubt, the above deadline will not apply where efforts to investigate or otherwise find a solution to a Disputed Charge began prior to such 12 month period.

10.	CHARGEBACKS

A. Currency. When we exercise the right to Full Recourse (see Section 6 of main part of this Agreement), the amount charged back to you will be calculated in the currency in which the Charge was submitted.

B. Cardmember Collections. If you decide to pursue collection from a Cardmember of any Charge for which we exercised Full Recourse, you agree to do so only if permitted by applicable law and only if the Cardmember has authorized the Charge. If you request, we will provide you such reasonable information or documentation relevant to the Disputed Charge as permitted by our company policies and applicable law.

11.	ASSISTANCE RECOVERING CARDS

If we request your help recovering or destroying an invalid Card, you agree to do so using reasonable and appropriate steps consistent with our instructions. You may be eligible for a reward if we offer one in the country in question.

APPENDIX A TO SCHEDULE II

CURRENCIES IN WHICH CHARGES MAY BE MADE AND SUBMITTED*

Current List	Additional by Mutual Agreement (must be initialed by both parties)
	Currency	Date	Carrier Initials	Amex Initials
Argentine Pesos**
Austrian Schillings
Australian Dollars
Belgian Francs
Brazilian Reais**
British Pounds Sterling
Canadian Dollars
Cyprus Pounds
Danish Kroner
Dutch Guilders
Finnish Markka
French Francs
German Marks
Greek Drachmas
Hong Kong Dollars
Indian Rupees
Indonesian Rupiah
Irish Punts
Italian Lira
Japanese Yen
Korean Won
Macau Patacas
Malaysian Ringgit
Maltese Pounds
Mexican Pesos**
New Taiwan Dollars
New Zealand Dollars
Norwegian Kroner
Philippine Pesos
Portuguese Escudos
Singapore Dollars
South African Rand
Spanish Pesetas
Swedish Kroner
Swiss Francs
Thai Baht
U.S. Dollars
Venezuelan Bolivars**

*	Payment for these Charges will be made in the currency submitted or, as provided in Section 6.C of this Schedule II, in U.S. dollars.
**	A Discount table, Speed of Pay and a mode of pay plans different from those set forth in Schedule I may apply in certain countries at certain times. Currently there are Argentina, Brazil, Mexico, and Venezuela but we reserve the right to modify this list. In addition, we reserve the right, with notice to you, to increase the Discount, lengthen the Speed of Pay, or cease electronic pay in any country where we determine there is unusual inflationary, political, foreign exchange or other risks beyond our control. If you do not agree with the changes we made for a given country, and if you and we are unable to reach agreement with respect to it within 30 days, either party will have the option to discontinue Card acceptance in that country on written notice to the other party of an additional 30 days (except that you may not so discontinue if the changes we offer to our terms are comparable or more favorable to the terms, or changes thereto, offered by other issuers of credit or charge cards you do business with in that country). If you wish to resume Card acceptance in a country so discontinued, we will review your request and if we agree, we will apply a Discount, Speed of Pay, and mode of pay plan we deem appropriate for such country.

AMENDMENT TO AGREEMENT

GOVERNING ACCEPTANCE OF THE

AMERICAN EXPRESS CARD BY AIRLINES

This amendment, effective as of January 1, 2003 (“Effective Date”), amends the agreement (including an addenda, amendments or supplements thereto relating to marketing or advertising funds/programs), between American Express Travel Related Services Company, Inc. (“Amex,” “we,” “us,” and “our”) and Spirit Airlines, Inc. (“Carrier,” “you” and “yours”) governing Carrier’s acceptance of American Express Cards (“Agreement”). All terms used herein shall have the same meaning as in the Agreement.

1.	Section 9A of the Terms and Conditions of the Agreement is deleted in its entirety and replaced with the following:

A. *****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission

2.	Sections 9A and 9 B of the Operational and Other procedures of he Agreement are deleted in their entirety and replaced with the following:

A. Responding to Inquiries. We will have the right to Full Recourse for a Disputed Charge without first contacting you if we determine that we have sufficient information to resolve the Disputed Charge in favor of the Cardmember. There may be circumstances under which we contact you prior to exercising our right to Full Recourse for a Disputed Charge.

If you wish to demonstrate that a Disputed Charge should not have been, or (if we have not already exercised our right to Full Recourse and instead contacted you) should not be, resolved in favor of the Cardmember, you must provide us with a written response which includes such information as we require. Your written response must be received by us within 25 days of our notice to you of Full Recourse or (2) if we have not already exercised our right to Full Recourse, our contact regarding the Disputed Charge. If you do not respond to our notification or contact or do not provide the required information within such 25 day timeframe, our original exercise of Full Recourse will remain in effect, or, if we have not already exercised our right to Full Recourse, we shall have the right to exercise our right to Full Recourse for failure to meet such timeframe. If you respond within the 25 day timeframe, we will make a FINAL determination, based on the information you provide, and the information provided by the Cardmember, whether the Disputed Charge should have been, or should be, resolved in favor of the Cardmember. If we determine that the Disputed Charge should have been, or should be, resolved in favor of the Cardmember, our original exercise of Full Recourse rights will remain in effect or we shall have the right to exercise those rights. If we previously exercised our right to Full Recourse and resolve the Disputed Charge in your favor, we shall re-credit you for the amount we previously deducted or invoiced pursuant to the exercise of our right to Full Recourse.

In any case where we exercise our right to Full Recourse, we shall do so by deducting the amount of the Disputed Charge from payments to you or, if we are unable to do so, by invoicing you for such amount, which invoice you will pay in full upon receipt of our invoice.

3.	Sections 9 C and 9 D of the Operational and Other Procedures of Agreement shall become Sections 9 B and 9 C, respectively.

4.	Effective December 31, 2002, any addendum, supplement, amendment or other instrument relating to marketing or advertising funds/programs [or alternative cash options] shall terminate. For calendar year 2003, Amex will instead make a cash payment to you, no later then August 1, 2003 in an amount equaling ***** of your 2002 Net Annual Worldwide Volume of Charges. Should the Agreement terminate for any reason before the end of 2003, you shall immediately reimburse us for the pro rata portion of such cash payment representing the duration of 2003 after such termination, calculated as follows:

*****

Amex shall have no marketing or advertising fund/program obligation, or cash payment obligation after calendar year 2003.

5.	The following provision is added to the Agreement:

Limitation of Liability. In no event will either party hereto be responsible for any incidental, indirect, consequential, special, punitive or exemplary damages of any kind arising from this Agreement, including without limitation, lost revenues, loss of profits or loss of business. This Section shall not apply to damages arising from a non-affiliated third party claim for which a party is liable as a result of such party’s obligation to indemnify the other party hereunder.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ Kelly Fisher
Name:	Kelly Fisher
Title:	Director, Account Development
Date:	10/31/02

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

AMENDMENT TO TERMS AND CONDITIONS

FOR WORLDWIDE ACCEPTANCE OF THE

AMERICAN EXPRESS CARD BY AIRLINES

This Amendment amends and supplements the agreement, as amended from time to time, between Spirit Airlines, Incorporated (“Carrier”) and American Express Travel Related Services Company, Inc. (“Amex”) dated September 4, 1998, governing Carrier’s acceptance of the American Express Cards (“Agreement”).

Section 8.A. of the Terms and Conditions is deleted and replaced with the following:

“A. This Agreement shall continue through and including December 31, 2008 unless terminated early in accordance with a provision hereof, including but not limited to Section 8.B. below. After December 31, 2008, this Agreement will continue for successive one (1) year periods (each a “Renewal Term”) unless cancelled by either party upon written notice to the other at least ninety (90) days prior to December 31, 2008 or any Renewal Term.”

Except as provided above, all term and conditions of the Agreement shall remain in full force and effect.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ John Hopkinson
Title:	Director, Account Development

Date:	Aug. 28, 2003